STATE OF MISSOURI
                    PUBLIC SERVICE COMMISSION
                          JEFFERSON CITY


                                        September 13, 1995



CASE NO:  GA-95-349

James M. Fischer, Attorney at Law,
101 West McCarty Street
Suite 215
Jefferson City, MO  65101



          Enclosed find certified copy of ORDER in the above-numbered case(s).


                                   Sincerely,


                                   David L. Rauch
                                   Executive Secretary




Uncertified Copy:

Office of the Public Counsel, P.O. Box 7800, Jefferson City, MO
65102
Tom M. Taylor, President, Missouri Southern Gas Company, 8801
South
  Yale, Suite 385, Tulsa, OK 74137
Pat Odom, 223 West Center, Rogersville, MO 65742
Mary Jane Burr, P.O. Box 65, Fordland, MO 65652
Rhonda Coatney, P.O. Box 100, Norwood, MO 65717
Greg Fox, 516 South Division, Seymour, MO 65746
Jimmy Crisp, P.O. Box 301, Seymour, MO 65746
Linda Wrinkles, 106 North Mill, Rogersville, MO 65742
Bill Elgie, Rt. 1 Carpenter Street, Fordland, MO 65652
Regina Harper, 526 N. Eagle, Norwood, MO 65717
Roger McCormack, P.O. Box 261, Seymour, MO 65746
Dennis Cody, Rt. 3, Box 3102, Seymour, MO 65646
To the county commission of Greene, Wright and Webster County. To the mayor of Rogersville, Fordland, *Diggins, Norwood and Seymour.


*    not incorporated


                                                STATE OF MISSOURI
                                        PUBLIC SERVICE COMMISSION

                               At a Session of the Public Service
                                    Commission held at its office
                                    in Jefferson City on the 13th
                                          day of September, 1995.


In the matter of the application of Tartan )
Energy Company, L.C., d/b/a Southern       )
Missouri Gas Company, L.C., for            )
certificate of convenience and necessity   )
authorizing it to construct, install, own, )
operate, control, manage and maintain gas  )
facilities and to render gas service in    ) CASE NO. GA-95-349
and to residents of certain areas of       )
Greene, Wright and Webster Counties,       )
including the incorporated municipalities  )
of Rogersville, Fordland, Diggins, Norwood )
and Seymour, Missouri.                     )
                                           )


     ORDER GRANTING CERTIFICATE OF CONVENIENCE AND NECESSITY

          On May 9, 1995, Tartan Energy Company, L.C., d/b/a

Southern Missouri Gas Company, L.C. (Tartan), filed an

application pursuant to Section 393.170, RSMo 1986 and 4 CSR 240-

2.060 for a certificate of convenience and necessity authorizing it to construct, install, own, operate, control, manage, and maintain gas facilities, and to render gas service in and to residents of certain areas of Greene, Wright and Webster

Counties, including the incorporated municipalities of

Rogersville, Fordland, Diggins, Norwood and Seymour, Missouri.

The application included a number of exhibits designed to comply with 4 CSR 240-2.060, and indicated that other exhibits would be late-filed when they became available.  On May 31, 1995, the

Commission issued an Order and Notice, giving notice of Tartan's application and setting an intervention deadline of June 15,

1995.  No applications for intervention were received by the

Commission.

          Tartan explains in its application that the

incorporated cities of Rogersville, Fordland, Diggins, Norwood and Seymour, Missouri would be served by city gate facilities and distribution systems connected to Tartan's trunkline, while the unincorporated portions of the proposed certificated areas would be served via farm taps and short segments of distribution

pipeline connected to Tartan's trunkline.  Tartan notes that the five municipalities for which a certificate of convenience and necessity is now sought were considered "probable additional cities" in the feasibility study previously submitted by Tartan in Case No. GA-95-127.<F1>  A new feasibility study was filed in this case as late-filed Exhibit 3.  In addition, Tartan filed as Exhibit 4 the franchises and certified election results for the municipalities of Rogersville, Fordland, Norwood and Seymour,

Missouri.  The ratification election for the municipality of

Diggins was late-filed as a supplement to Exhibit 4 on August 23,

1995.

____________________

<F1> Tartan was previously granted a conditional certificate of convenience and necessity to construct a trunkline and provide service in various municipalities and unincorporated areas in the vicinity of the areas for which a new certificate of convenience and necessity is sought. See Tartan, Case No. GA-94-127, Report and Order, issued September 16, 1994. This conditional certificate was made effective as a certificate of convenience and necessity in an Order Approving Tariffs And Authorizing The Commencement Of Construction Of Gas Facilities, issued April 14, 1995. The Commission later issued an Order Granting Certificate of Convenience And Necessity For Mountain View, Missouri, And Authorizing Construction And Distribution Facilities In Mountain View, Missouri, And In Texas And Wright Counties, issued May 19, 1995, which extended the certificate to include a municipality which had not yet ratified its franchise at the time of the original Report and Order.


          Tartan states that no other public utility is currently

providing natural gas service in the proposed service area, but similar unregulated utility service is available in the area through propane gas distributors.  Tartan asserts that the

granting of its application is required by the public convenience and necessity because it will make available to the residents of the proposed service area a new, efficient and economical form of energy, which will enhance the economic development of the area and thus aid in attracting new businesses to the area.  Tartan maintains that the regulatory issues related to this project were thoroughly reviewed by the Commission in Case No. GA-94-127,

including the public interest considerations, rate issues,

financial and management issues, safety issues, and gas supply issues.  The additional projected load for the five

municipalities for which a certificate is currently sought is approximately 144,000 Mcfs per year, which represents

approximately 8 percent of the projected load in the service area approved in Case No. GA-94-127.  In addition, at least one

industrial customer, with facilities in multiple locations

through Tartan's existing service area, seeks to convert all of its facilities at or near the same time, including some

facilities in a municipality which is the subject of this

application.  Furthermore, Tartan notes its construction activity for the facilities approved in Case No. GA-94-127 will span the

1995 and 1996 construction seasons, and that the proposed

facilities which would be built to service the areas for which a certificate is sought in the present case can be built most cost effectively by being integrated completely into the on-going construction activity that presently is surrounding and alongside the proposed additional service areas.

          No party to this proceeding has requested a hearing,

therefore pursuant to State ex rel. Rex Deffendorfer Enterprises,

Inc. v. Public Service Commission, 776 S.W.2d 494, (Mo. App.

1989), the Commission determines that no hearing is necessary in this case.  The Commission will base its decision on the verified application filed by Tartan, and the attachments thereto,

including late-filed exhibits, and the recommendation of the

Staff of the Commission (Staff).

          Tartan is a limited liability company duly organized

and existing under the laws of the State of Oklahoma, with its principal place of business located at 8801 South Yale, Suite

385, Tulsa, Oklahoma 74137, and does business in the State of

Missouri as Southern Missouri Gas Company, L.C.  It also is a gas corporation and public utility as defined in Section 386.020,

RSMo 1994, and is subject to the jurisdiction of the Commission pursuant to Chapters 286 and 393 of the Missouri Revised

Statutes.

          On August 2, 1995, Staff filed a memorandum containing

its recommendation regarding Tartan's application.  Staff states that each of the five cities involved in Tartan's application are adjacent to the planned route of the Company's trunkline, and are surrounded by the Company's currently approved service area.

Overall voter approval in four of the five cities has been

approximately 81 percent, with voter ratification pending in

Diggins.<F2>  In addition, Staff states that in response to

local interest, Tartan is seeking Commission approval to service customers via farm taps in unincorporated areas located along approximately seven miles of its trunkline located in Greene

County.  Staff indicates that according to Tartan, no franchise is required from Greene County, but right-of-way petitions will

____________________

<F2> As previously indicated, the result of the ratification election for the municipality of Diggins was late-filed as a supplement to Exhibit 4 on August 23, 1995.


be filed as needed for access to county right-of-ways.

Additionally, Staff notes that the distribution systems for each of the five cities are to be designed, constructed, operated and maintained to the same specifications and criteria as the systems in the other cities for which service has already been approved.

Likewise, Tartan is proposing to serve customers in the requested service area at the same rates, terms and conditions as were approved in Case No. GA-94-127, including the provision of up to

$200 per customer for conversion costs, one-half of which is to be included in rate base.

          Staff states that it recommends Commission approval of

Tartan's application, even though it has some concerns regarding the financial feasibility of the natural gas certificate request.

Staff's support is made in view of the current competition from propane and a local desire for natural gas service.  However,

Staff's support is contingent upon several factors specifically related to the Company's last certificate case in Case No. GA-94-

127.  Essentially Staff's recommendation is contingent upon the conditions previously contained in the Stipulation and Agreement approved in Case No. GA 94-127 being applied to the certificate in this case as well.  These conditions include the continued use of the stipulated volumes and tariffed rate amounts, compliance with the equity financing and capital ratio provisions as

originally approved, and the continued commitment of the Company to file a rate case within two year of commencement of service in

West Plains, Missouri.  Staff adds that the Company has requested expedited approval of the application so that the new

construction projects can be efficiently integrated into the on-

going construction activity presently surrounding the five

cities, and that Staff has no objection to this.  Staff therefore recommends the following:

          1)   That the Commission grant the requested
               certificate of convenience and necessity for the proposed service area, including, upon receipt of evidence of voter ratification, the municipality of Diggins, Missouri;

          2) That the Commission order Tartan to comply with all the conditions previously outlined in the Stipulation and Agreement approved in Case No. GA-
               94-127;

          3) That the Commission order Tartan to file tariff sheets to reflect the inclusion of the above incorporated and unincorporated service areas in its service area descriptions; and

          4) That the Commission order that the certificate of convenience and necessity become effective simultaneously with the effective date of the tariffs to be filed and approved.


          The Commission has reviewed Tartan's application and

the attachments thereto, as well as Staff's recommendations, and finds that Tartan's application to provide natural gas service in the proposed service area is necessary and convenient for the public service, and is in the public interest.  Tartan has

provided sufficient indication of the need for natural gas

service in the proposed service area.  In addition, Tartan's qualification to provide the proposed service were adequately reviewed in Case No. GA-94-127.  There are no new facts or

unusual circumstances which would indicate a need for further review of Tartan's qualifications.  Likewise, Tartan's financial ability to provide the proposed service and the economic

feasibility of its original proposal were also addressed in

Case No. GA-94-127.  There the Commission found that Tartan's original proposal, as modified by the Nonunanimous Stipulation and Agreement entered into between Tartan, Staff, and the Office of the Public Counsel, represented a viable project.  Similarly,

the Commission finds that Tartan's current proposal represents a logical and an anticipated extension of its original proposal in

Case No. GA-94-127.  The Commission is of the opinion that the additional sales volume which may be anticipated from the

provision of service to the five municipalities, the one

industrial customer specifically referred to, and the anticipated farm taps will assist in the economic viability of the overall project.  The Commission also finds that the introduction of natural gas into the proposed service area may assist in the economic expansion of the area.  Furthermore the issuance of a certificate at this time which extends Tartan's current service area to contiguous areas will allow the gas facilities needed to provide service to the newly certificated area to be included in

Tartan's overall construction plans, thus helping to minimize the construction cost for the new gas facilities.

          Just as the Commission views Tartan's current proposed

service area as an extension of its proposal in Case No. GA-94-

127, so the Commission shares Staff's concern about the financial feasibility of this segment of the overall project.  Under

Section 393.170, RSMo 1994, the Commission has authority to

impose such condition or conditions as it may deem reasonable and necessary in granting permission and approval for the

construction of gas plant and the exercise of a franchise

relating thereto.  The Commission finds that the conditions

suggested by Staff are reasonable and should be adopted in this case.  Thus the Commission will grant the requested certificate of convenience and necessity subject to the conditions contained in the Nonunanimous Stipulation and Agreement entered into and approved in Case No. GA-94-127, including, but not limited to,

the booking of one-half of the cost of Tartan's conversion

incentive program below-the-line for ratemaking purposes,

Tartan's continued use of the stipulated volumes and tariffed rate amounts, its continued compliance with the equity financing and capital ratio provisions, and its continued commitment to file a rate case within two years of the commencement of service in West Plains, Missouri.

          IT IS THEREFORE ORDERED:

          1.  That Tartan Energy Company, L.C. d/b/a Southern

Missouri Gas Company, L.C., by and is hereby granted a

certificate of convenience and necessity authorizing it to

construct, install, own, operate, control, manage, and maintain gas facilities and to render gas service in and to the residents of certain areas of Greene, Wright, and Webster Counties,

including the incorporated municipalities of Rogersville,

Fordland, Diggins, Norwood and Seymour, Missouri.  Said

certificate shall be in conformity with Attachment 1 attached hereto and incorporated herein by reference, which describes the service area by county, range, township and section, and

Attachment 2, attached hereto and incorporated herein by

reference, which is a map which generally depicts the service area.

          2.   That the variance from Commission's promotional

practices rule previously granted to Tartan Energy Company, L.C.

d/b/a Southern Missouri Gas Company, L.C., in the Commission's

Report and Order issued on September 16, 1994 in Case No. GA-94-

127, be and is hereby extended to the service area referenced in

Ordered Paragraph 1 above.

          3.   That Tartan Energy Company, L.C., d/b/a Southern

Missouri Gas Company, L.C., be and is hereby authorized to

account for one-half of the allowed $200 maximum per customer conversion incentive program costs above-the-line, and include those costs in rate base, as set forth in the Commission's Report and Order issued on September 16, 1994 in Case No. GA-94-127.

          4.   That the conditions contained in the Non-unanimous

Stipulation and Agreement approved in the Commission's Report and

Order issued on September 16, 1994 in Case No. GA-94-127 shall be applied to the certificate of convenience and necessity issued in this Order, including, but not limited to, the continued use by

Tartan Energy Company, L.C., d/b/a Southern Missouri Gas Company,

L.C., of the stipulated volumes and tariffed rate amounts,

continued compliance with the equity financing and capital ratio provisions, and continued commitment to file a rate case within two (2) years of the commencement of service in West Plains,

Missouri.

          5.   That Tartan Energy Company, L.C., d/b/a Southern

Missouri Gas Company, L.C. be and is hereby authorized to file tariff sheets to reflect the inclusion of the above incorporated and unincorporated certificated service areas in its service area description.

          6.   That the certificate of convenience and necessity

referenced in Ordered Paragraph 1 above shall become effective simultaneously with the effective date of the tariffs required to be filed and approved pursuant to Ordered Paragraph 5 above.

          7.   That the Commission makes no finding as to the

prudence or ratemaking treatment to be given any costs or

expenses incurred as the result of the granting of this

certificate of convenience and necessity, except those costs and expenses dealt with specifically in the Nonunanimous Stipulation and Agreement approved in the Report and Order issued on

September 16, 1994 in Case No. GA-94-127, and reserves the right to make any disposition of the remainder of those costs and

expenses which it deems reasonable, in any future ratemaking proceeding.

          8.   That this Order shall become effective on

September 26, 1995.


                                   BY THE COMMISSION



                                   David L. Rauch
                                   Executive Secretary


(S E A L)


McClure, Kincheloe, Crumpton,
and Drainer, CC., Concur.
Mueller, Chm., Absent.